                                                                    EXHIBIT 10.9

                          STOCK  REDEMPTION AGREEMENT


     THIS STOCK REDEMPTION AGREEMENT, dated as of December 31, 1996, by and between OPTION CARE CAMILLA, INC (the "Company"), OPTION CARE ENTERPRISES, INC., a California corporation ("OCE"), and OPTION CARE, INC., a California corporation ("OCI").

                                  WITNESSETH:

     WHEREAS, OCE owns Eight Hundred (800) shares and OCI owns Fifty (50) shares of the common stock of Option Care Camilla, Inc., a Georgia corporation (collectively, the "Subject Shares");

     WHEREAS, the Company deems it to be in its best interest to redeem all of the Subject Shares from OCE and OCI on the terms and conditions set forth below; and

     WHEREAS,  OCE and OCI desire the Company to redeem the Subject Shares.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between the Company and OCE and OCI as follows:

     1.   Redemption.  The Company hereby agrees to redeem all, but not less
          -----------
than all, of the Subject Shares from OCE and OCI on the terms and subject to the conditions contained herein, and OCE and OCI agree to such redemption.

     2.   Consideration.    In consideration of the redemption of the Subject
          --------------
Shares from OCE and OCI, the Company shall enter into a Franchise Agreement with OCI. This Franchise Agreement shall be in the form of attached Exhibit B (the "Franchise Agreement") and the Company shall deliver to OCI all royalties, as determined pursuant to the Franchise Agreement, over the course of the Franchise Agreement (the "Royalty Stream"), which Royalty Stream is estimated to total at least One Million One Hundred Thousand Dollars ($1,100,000).

     3.   Payment and Delivery.
          ---------------------

     (a) This redemption shall take place by facsimile with subsequent exchange of stock powers transferring the subject shares to the Company and executed originals on or before December 31, 1996 (the "Closing Date"). The Company shall evidence its redemption of the Subject Shares by delivering to OCE and OCI on the Closing Date a fully executed copy of this Stock Redemption Agreement and the Franchise Agreement.

     (b) On the Closing Date, OCE and OCI shall deliver to the Company or the Company's representative stock certificates representing the Subject Shares along with stock powers executed in blank directing transfer of the Subject Shares on the books of Option Care Camilla, Inc. to the Company.

     4.   Representations of  OCE.  OCE and OCI represent and warrant to the
          -----------------------
Company as follows:

     (a)  Authority.  OCE and OCI each has full power and authority, without the
          ---------
consent or approval of any court, agency or other third party, to enter into this Agreement and to perform its obligations hereunder.

     (b)  Title to the Shares.   OCE and OCI each now has, and on the Closing
          -------------------
Date will have, valid and marketable title to its Subject Shares, free and clear of any claims, liens, encumbrances or other restrictions on sale or transfer.

     (c)  No Default or Violation.  The execution, delivery and performance of
          ------------------------
this Agreement by OCE and OCI will not result in a breach of or constitute a default under or a violation of any agreement, judgment, decree, order or other instrument to which either is a party or by which either is bound.

     5.   Representations of the Company.  The Company represents and warrants
          ------------------------------
to OCE and OCI as follows:

          (a)  Authority.  The Company has full power and authority to enter
               ---------
into this Agreement and to perform its obligations hereunder.

          (b)  No Default or Violation.  The execution, delivery and performance
               -----------------------
of this Agreement by the Company will not result in a breach of or constitute a default under or a violation of any agreement, judgment, decree, order or other instrument to which it is a party or by which it is bound.

     6.   Liabilities.  OCE and OCI shall be responsible for and shall timely
          -----------
pay all liabilities identified on the December 31, 1996 balance sheet of Option Care Camilla, Inc. and for all other accrued and contingent liabilities of the Company as of and including December 31, 1996, provided that such liabilities were incurred for use by Option Care Camilla, Inc. in the ordinary course of business in quantities normal and customary for the business. OCE and OCI shall be liable for and shall timely pay all federal, state, local, sales and income taxes of OCC for 1996 and all previous years from November 15, 1991 forward, including interest, penalty, etc. and shall indemnify and hold harmless the Company therefrom.

     7.   OCE's and OCI Indemnity.  OCE and OCI agree to jointly and severally
          -----------------------
indemnify and hold the Company and its officers, employees, directors, shareholders, affiliates, successors and assigns harmless from and against any and all losses, liabilities, costs, obligations, damages, deficiencies and expenses (including reasonable attorneys' fees and related costs) of whatsoever kind, description or nature which may be sustained, incurred or suffered by it or them as a result of or relating to:

          (a) a breach by OCE or OCI of any representation, warranty, covenant or agreement made by OCE or OCI in this Agreement;

          (b) the operation of the business of Option Care Camilla, Inc. (the "Business") by OCE, the filing, reporting or failure to file or report by OCE or the Business of any information or documents with third party payors relating to the Business or OCE on or before the Closing Date;

          (c) any failure of OCE or OCI to timely pay or otherwise discharge or satisfy any of their liabilities retained under Section 6 hereof; and

          (d) any other liabilities, obligations or claim of or with respect to the Business involving or arising from any act, omission or occurrence during any period prior to the Closing Date, including the conduct of the Business.

     8.   Miscellaneous.
          -------------

     (a)  Expenses.  Each of the parties hereto shall bear its own expenses in
          --------
connection with this Agreement and the transactions contemplated herein, including fees and expenses of its attorneys.

     (b)  Entire Agreement; No Oral Change.  This Agreement embodies the entire
          --------------------------------
agreement and understanding between OCI, OCE and the Company and supersedes any and all prior agreements and understandings relating to the subject matter hereof and may not be changed orally but only by an agreement in writing signed by both parties.

     (c)  Benefits.   All the terms and provisions of this Agreement shall be
          --------
binding upon and inure to the benefit of the parties and their respective successors and assigns.

     (d)  Survival of Representations and Warranties.  All representations and
          ------------------------------------------
warranties made herein shall survive the Closing Date.

     (e)  Assignment.  None of the parties shall assign this Agreement or any
          ----------
rights or obligations hereunder without the prior written consent of the other parties.

     (f)  Controlling Law.  This Agreement shall be construed and enforced in
          ---------------
accordance with the laws of the State of Illinois.

     (g)  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on one or more counterparts hereof, of which shall be read and construed as but one and the same document, as of the date first written above.


                                             OPTION CARE CAMILLA, INC.,

                                             By: /s/  Harris Morgan
                                                --------------------------------

                                             Name:    Harris Morgan
                                                  ------------------------------

                                             Its:      President
                                                 -------------------------------


                                             OPTION CARE ENTERPRISES, INC.,
                                             a California corporation

                                             By: /s/  Cathy Bellehumeur
                                                --------------------------------

                                             Name: Cathy Bellehumeur
                                                  ------------------------------

                                             Its:   Secretary
                                                 -------------------------------


                                             By: /s/ Cathy Bellehumeur
                                                --------------------------------

                                             Name: Cathy Bellehumeur
                                                  ------------------------------

                                             Its:   Vice President
                                                 -------------------------------

                          STOCK POWER AND ASSIGNMENT


     FOR VALUE RECEIVED, Option Care Enterprises, Inc. does hereby sell, assign
and transfer unto Option Care Camilla, Inc.   800    shares of common stock of
                                            --------
Option Care Camilla, Inc., and does hereby irrevocably constitute and appoint the Secretary of such corporation as its attorney to transfer said stock on the books of the within-named corporation with full power of substitution in the premises.

Dated as of: December     31     , 1996
                      -----------

                                             OPTION CARE ENTERPRISES, INC.,
                                             a California corporation

                                             By: /s/ Cathy Bellehumeur
                                                -------------------------------

                                             Name: Cathy Bellehumeur
                                                  -----------------------------

                                             Its:   Secretary
                                                 ------------------------------


                                             OPTION CARE, INC.,
                                             a California corporation

                                             By: /s/ Cathy Bellehumeur
                                                -------------------------------

                                             Name: Cathy Bellehumeur
                                                  -----------------------------

                                             Its:   Vice President
                                                 ------------------------------



In the presence of:

  /s/  Gale Holtz
----------------------------------

                               OPTION CARE, INC.
                              FRANCHISE AGREEMENT


     This Franchise Agreement ("Agreement") between Option Care, Inc., a California corporation, with its principal place of business at Bannockburn, Illinois ("Franchisor") and Option Care Camilla, Inc., a Georgia corporation, ("Franchise Owner"), is made and entered into effective the date signed by Franchisor on the signature page hereof (the "Effective Date").

                                   RECITALS

    A. Franchisor has developed and owns a proprietary business method and concept (the "System") relating to the operation of an outpatient health care business that compounds pharmaceuticals, dispenses and administers pharmaceuticals and physician prescribed biologicals, nutrients, medications and solutions via parenteral and enteral routes in the home and in, subacute, extended care, and other outpatient settings, furnishes clinical, pharmaceutical and nursing services necessary to the provision of such therapies, sells related products and supplies and sells or leases related equipment. For purposes of this Agreement, "parenteral" shall mean any administration route other than by way of the intestines (e.g., without limitation, inhalation, transdermal and intravenous).

    B. The therapies under the System (the "Therapies") are set forth in the Confidential Franchise Operations Manual (the "Manual") and include "Core Therapies" and "Permitted Therapies", both as defined in the Manual.

    C. The distinguishing characteristics of the System are set forth in the Manual, which contains, without limitation, policies and procedures for the Therapies; uniform standards, specifications and procedures for operation of the business under the System, including the nature and manner of products and services offered; procedures for quality improvement; training requirements; group purchasing availability; and management, operational, and marketing methods, techniques, materials, assistance and programs.

    D. Pursuant to a license from Franchisor, each of Franchisor's franchise owners does business under the name and mark "Option Care," and such other names and marks as Franchisor may designate for use by each franchise owner under the System (collectively, the "Proprietary Marks").

    E. Franchise Owner wishes to obtain a franchise in order to operate a business utilizing the System and the Proprietary Marks, as well as to receive the Manual, the training and other assistance provided by Franchisor in connection with the System pursuant to this Agreement.

    F. The business to be conducted by Franchise Owner pursuant to and under the license granted by this Agreement is sometimes referred to herein as the "Franchised Business".

    G. Franchise Owner understands and acknowledges the importance of Franchisor's high and uniform standards of quality and service and the necessity of operating the Franchised Business in conformity with Franchisor's standards and specifications, including the Manual.

    H. Franchise Owner acknowledges that it has received a copy of this Agreement, and the related exhibits and agreements, at least five (5) business days prior to the date on which this Agreement was executed by Franchise Owner. Franchise Owner further acknowledges that it has received the disclosure document required by the Trade Regulation Rule of the Federal Trade Commission, entitled "Offering Circular for Prospective Franchise Owners," at least ten (10) business days prior to the date on which this Agreement was executed.

    NOW, THEREFORE, Franchisor and Franchise Owner, in consideration of the undertakings and commitments of each party to the other party set forth herein and the recitals set forth above, which are incorporated into and made a part of this Agreement, mutually agree as follows:

 1. GRANT

    1.1  Grant of Franchise.  Franchisor hereby grants to Franchise Owner, on
         -------------------
the terms and conditions contained in this Agreement, the right and franchise, and Franchise Owner undertakes the obligation, to operate the Franchised Business and to use solely in connection with the Franchised Business the System and the Proprietary Marks.

    1.2  Deliveries on Grant.  Contemporaneous with Franchise Owner delivering
         -------------------
this executed Agreement to Franchisor, it shall also deliver to Franchisor the following:

         (a) A check in the amount specified in Section 5.1 hereof;

         (b) A copy of the fronts and backs of its issued stock certificates, the backs of which shall contain the following legend: "The transfer of this stock is subject to the terms and conditions of a Franchise Agreement with Option Care, Inc. dated _____________________, 1996";

         (c) An executed "Site Selection Addendum; and

         (d) A fully executed "Guarantee".

2.   TERRITORY

    2.1  Territory Defined.  Franchisor hereby grants to Franchise Owner the
         -----------------
right to operate the Franchised Business during the term of this Agreement within the defined area (the "Territory") described on attached Exhibit A, which
Exhibit is incorporated herein by reference thereto. Franchise Owner acknowledges and agrees that this Agreement affords it no right, title or interest in or to additional franchises or any right to acquire additional franchises or territory, nor does it obligate Franchisor in any way to grant or sell any additional franchises or territory to Franchise Owner.

    2.2  Patient Freedom of Choice.  Notwithstanding the grant of the Territory,
         -------------------------
Franchise Owner acknowledges and agrees that (i) patients residing within the Territory are entitled to the freedom to choose their health care provider and may seek health care services of the type provided by Franchise Owner from others, including another franchise owner of Franchisor; and (ii) health care referral sources may refer patients residing within the Territory to health care providers of their choosing, including to another franchise owner of Franchisor.

    2.3  Marketing Efforts in Territory.  Franchise Owner agrees to devote its
         ------------------------------
best efforts to serving patients that reside within the Territory. Except as otherwise permitted herein or as approved in advance and in writing by Franchisor, Franchise Owner's marketing and promotional activities shall be directed only toward obtaining patients who reside within the Territory. Franchise Owner acknowledges and agrees that Franchisor, as part of its business strategy, may advertise or market on behalf of the System in the Territory and may maintain itself, or through its affiliates, a presence in the Territory for the purpose of providing a managed care program offering services of the type provided by the Franchised Business. Franchise Owner agrees to abide by Franchisor's then current policies on marketing outside of the Territory, and on cooperating with neighboring Option Care franchisees, as the same may be set forth from time to time in the Manual.

    2.4  Presence in Territory.  Franchise Owner shall maintain such manner and
         ---------------------
degree of presence in the Territory as from time to time required by the Manual. Such presence requires Franchise Owner to maintain an I.V. pharmacy within the Territory unless Franchise Owner has the prior written approval of Franchisor to utilize the I.V. pharmacy services of another Option Care Franchise and utilize such services on the basis approved by Franchisor. Even if Franchise Owner is not required to itself maintain an I.V. pharmacy in the Territory, it must maintain a physical presence in the Territory consistent with Franchisor's requirements therefor as then set forth in the current Manual. The initial pharmacy and/or office site must be selected by Franchise Owner and disclosed to Franchisor at the time of filing the application for a franchise, but not later than sixty (60) days after execution of the Franchise Agreement. A location shall be selected by Franchise Owner in accordance with the then-current Site Selection Addendum. The Franchise Owner's presence within the Territory shall at all times comply with Franchisor's reasonable standards and conditions and any relocations of a physical pharmacy or office or change in the manner or degree of presence must be approved in advance in writing by Franchisor. Franchise Owner shall not relocate any part of the Franchised Business without the prior written consent of Franchisor. Franchise Owner agrees that disapproval of a location will not be unreasonable if the proposed location does not meet Franchisor's reasonable standards, including spacing between franchised offices.

    2.5  Servicing Unowned Territory.  Franchise Owner acknowledges that while
         ---------------------------
it is granted the right hereunder only to the Territory, Franchise Owner may provide goods and services to patients in unowned areas until such time as those areas are granted by Franchisor to a party. Franchise Owner acknowledges and agrees that it is obligated to pay royalties to Franchisor, in accordance with
Section 5 hereof, on all Gross Receipts (as hereafter defined), whether from patients residing within or outside the Territory. Franchise Owner further acknowledges and agrees that neither the ability to service nor the grant of our permission to service patients residing outside the Territory affords it any right, title or interest in or to such area whatsoever (including any right to acquire such area or any right of first refusal as to such area).

 3. TERM ; RENEWAL; CONSEQUENCES OF EXPIRATION (NON-RENEWAL)

    3.1  Term.  Unless sooner terminated as hereinafter provided, this Agreement
         ----
shall expire twenty (20) years from the Effective Date of this Agreement. If this Agreement reaches the end of its term and is not renewed, it will be said to have "expired" and the "consequences of expiration" set forth at Section 3.3, below, shall apply.

    3.2  Renewal.  If Franchise Owner, in Franchisor's sole interpretation,
         -------
meets all of the requirements described in this Section 3.2, then Franchise Owner shall have the right to extend the right to operate the Franchised Business for one (1) consecutive additional period of ten (10) years. To exercise the right to extend, Franchise Owner shall send to Franchisor, at least one six (6) months, but not more than twelve (12) months, prior to the expiration date of this Agreement a written notice of intention to extend. At the time of the notice and at the time of the execution of the renewal franchise agreement, Franchise Owner must satisfy the following conditions:

         3.2.1 Franchise Owner shall not be in default of any provision of this Agreement and shall have substantially complied with all the terms and conditions of this Agreement, as amended, throughout its term;

         3.2.2 Franchise Owner shall have satisfied all of its monetary obligations to Franchisor and Franchisor's affiliates and shall have met those obligations in a timely manner throughout the term of this Agreement;

         3.2.3 Franchise Owner shall execute Franchisor's then-current form of renewal franchise agreement for the renewal term, which franchise agreement may have terms different from the terms of this Agreement, and such other ancillary agreements as Franchisor may require for the Franchised Business. The Territory described in this Agreement shall remain the same;

         3.2.4 Franchise Owner shall pay, in lieu of an initial fee, a renewal fee not to exceed the conversion fee that would then be charged a conversion candidate for this Territory;

         3.2.5 Franchise Owner shall execute a general release, in a form prescribed by Franchisor, of any and all claims against Franchisor and Franchisor's affiliates, and their respective shareholders, partners, directors, officers, employees and agents, in this capacity and in their individual capacities, to the fullest extent permitted by law; and

         3.2.6 Franchise Owner shall comply with Franchisor's then-current qualification and training requirements.

    3.3  Consequences of Expiration.  If either Franchise Owner or Franchisor
         --------------------------
elects not to renew this Agreement, then, upon expiration of its term, all rights granted Franchisor Owner by this Agreement shall terminate, and Franchise Owner shall immediately:

         3.3.1 Cease to operate the Franchised Business and not, directly or indirectly, represent itself as a franchise owner of Franchisor;

         3.3.2 Permanently cease to use, in any manner whatsoever, any Confidential Information associated with the System, as well as the Proprietary Marks and all signs, equipment, marketing materials, stationery, forms and other items which display the Proprietary Marks;

         3.3.3 Pay all liquidated or ascertainable sums owing from Franchise Owner to Franchisor, without set-off or other reduction on account of unliquidated claims, including, without limitation, any fees accruing after the expiration of the term on Gross Receipts attributable to accounts receivable from goods or services furnished during the term of this Agreement;

         3.3.4 Deliver to Franchisor via U.P.S. or comparable carrier, via first class service, the Manual, all patient file lists and business records (other than prescriptions, patient records, tax returns and bank statements), files and brochures, and any and all other materials relating to the operation of the Franchised Business, all of which are acknowledged to be Franchisor's property, and shall retain no copy or record of any of the foregoing, except Franchise Owner's copy of this Agreement and any other agreements with Franchisor or any affiliate, copies of any correspondence between the parties, and any copies of other documents which Franchise Owner reasonably needs for compliance with any provision of law; and

         3.3.5 Comply with the applicable covenants contained in Section 9 of this Agreement, which covenants shall survive the expiration of this Agreement.

4.  DUTIES OF FRANCHISOR

    4.1  Provide the Manual.  Franchisor shall provide to Franchise Owner one
         ------------------
copy of the Manual for Franchise Owner's use during the term of this Agreement. Franchisor shall also provide Franchise Owner with updates to the Manual. The Manual, updates and all copies thereof shall be promptly returned to Franchisor upon expiration or termination of this Agreement, unless this Agreement is renewed. The Manual is proprietary to the Franchisor, and is provided for use exclusively by Franchise Owner and its employees in the operation of the Franchised Business and is subject to the provisions of Sections 8.1-8.5 below.

    4.2  Policies and Procedures.  Franchisor shall include within the Manual
         -----------------------
policies and procedures on Therapies and Services encompassed within the System. Franchisor shall make available such clinical consultative support services for the System as Franchisor deems appropriate.

    4.3  Training Opportunities.  Franchisor shall provide such training and
         ----------------------
educational opportunities including training on newly designated core and permitted therapies, and initial franchise training as deemed necessary by Franchisor.

    4.4  Install Program.  Franchisor shall provide to Franchise Owner guidance
         ---------------
in, and a specific program for, the opening and start-up of the Franchised Business (the "Install Program"), as currently described in the Manual.

    4.5  Accreditation Assistance.  Franchisor shall counsel and assist
         ------------------------
Franchise Owner in complying with the certification or accreditation or standard requirements of those organizations whose accreditation is deemed necessary by Franchisor to the operation of the Franchised Business.

    4.6  Management Advice.  Franchisor shall provide consultation and
         -----------------
assistance to Franchise Owner on a continuing basis on such terms and conditions as Franchisor deems advisable, concerning the management and operation of the Franchised Business.

    4.7  Referral Opportunity.  Franchisor shall provide Franchise Owner with an
         --------------------
opportunity to participate in such referral arrangements as are established by Franchisor from time to time which are applicable to the Franchised Business.

    4.8  Sales, Marketing Advice.  Franchisor shall provide, on such terms and
         -----------------------
conditions as Franchisor deems advisable, advice and consultation to Franchise Owner in the preparation of sales, marketing and promotional campaigns and materials.

    4.9  Group Purchasing Opportunity.  Franchisor shall provide Franchise Owner
         ----------------------------
with an opportunity to participate in such group purchasing plans as Franchisor may provide from time to time.

5.  FEES; ROYALTY; PAYMENT

    5.1  Initial Fee.  Franchise Owner shall pay an initial fee of
         -----------
_____________________________________________________________________ Dollars ($
__________________) for the grant of this franchise. Upon execution of this Agreement, Franchise Owner shall deliver the initial fee to Franchisor in cash or other immediately available funds or, if permitted by Franchisor, execute and deliver to Franchisor a promissory note in form and substance satisfactory to Franchisor. The initial fee, whether financed or not, is fully earned by Franchisor upon execution and delivery of this Agreement by Franchisor and is not refundable under any circumstances.

    5.2  Continuing Royalty.  In addition to the initial fee, during the initial
         ------------------
term of this Agreement, and for so long thereafter as Franchise Owner realizes Gross Receipts (as defined in Section 5.7), Franchise Owner agrees to pay to Franchisor a continuing monthly royalty fee (the "Continuing Monthly Royalty Fee") in the amount equal to nine percent (9%) of the first $1,000,000 of Gross Receipts during each calendar year, seven percent (7%) of the next $1,000,000 of Gross Receipts during each calendar year, and five percent (5%) of all Gross Receipts in excess of $2,000,000 during each calendar year. The dollar amounts subject to the 9%, 7% and 5% royalty percentage rates ("Dollar Amounts") shall be subject to annual revision as provided herein. On each January 1st, the Dollar Amounts shall be multiplied by a fraction (the "Fraction") determined as follows: The numerator shall be equal to the Consumer Price Index for all Urban Consumers, Medical Care Component ("index"), published for the preceding October by the United States Bureau of Labor Statistics. The denominator shall be the index published for the month one (1) year prior to the month used in calculating the numerator. The Dollar Amounts shall be replaced with the product resulting from multiplying each Dollar Amount by such Fraction rounded down to the nearest One Dollar ($1.00), but not less than the then-existing Dollar Amounts. All royalty payments due Franchisor during the calendar year of the adjustment shall be calculated based on the replacement Dollar Amounts. If the index is changed such that the base year differs for the two months used in determining the Fraction, the index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the index is discontinued or revised during the term of this Agreement, such other governmental index or computation with which it is replaced shall be used to obtain substantially the same result as would be obtained if the index had not been discontinued or revised.

    5.3  Minimum Royalty.  If the total of the Continuing Monthly Royalty Fees
         ---------------
owed Franchisor for any period during the term of this Agreement is less than the minimum royalty fee (the "Minimum Royalty Fee") applicable to that period, Franchise Owner also agrees to pay to Franchisor the difference between the Minimum Royalty Fee applicable to that period and the total Continuing Monthly Royalty Fees owed for that period. The Minimum Royalty Fee is the following amounts:

         5.3.1 During the period commencing with the first full month following Franchisor's execution of the Agreement and continuing through December 31st of the second calendar year of this Agreement, the Minimum Royalty Fee shall be Two Hundred Dollars ($200.00) per month. For example, if the Agreement is signed by Franchisor on April 15,

1996, then the $200.00 monthly Minimum Royalty Fee shall commence May 1, 1996 and continue through December 31, 1997;

         5.3.2 For the third calendar year, the Minimum Royalty Fee shall be a sum equal to the population of the Territory multiplied by three cents;

         5.3.3 For the fourth calendar year, the Minimum Royalty Fee shall be a sum equal to the population of the Territory multiplied by six cents;

         5.3.4 For the fifth calendar year, the Minimum Royalty Fee shall be a sum equal to the population of the Territory multiplied by nine cents; and

         5.3.5 For the sixth and subsequent calendar years, the Minimum Royalty Fee shall be a sum equal to the population of the Territory multiplied by twelve cents.

         5.3.6 For purposes of this Section 5.3 and Section 5.4, below, "calendar year" means the period from January 1-December 31, and any partial year. For example, if you sign this Agreement on March 1, 1996, the first calendar ends December 31, 1996 and your second calendar year ends December 31, 1997.

         5.3.7 For purposes of this Agreement, the population of the Territory shall be _______________ persons.

    5.4  National Fund Contribution.  Subject to Section 10.3, below, Franchise
         --------------------------
Owner agrees to pay to Franchisor for the National Advertising and Educational Fund (the "National Fund") a monthly contribution in the amount equal to one and one-half percent (1.5%) of the Gross Receipts, but not more than a maximum contribution of $10,000 per calendar year. The National Fund shall be administered as provided in Section 10.3.

    5.5  Due Date.  The Continuing Monthly Royalty Fee and the National Fund
         --------
contribution due Franchisor on Gross Receipts received in a particular month are both due and payable on or before the fifteenth (15th) day of the following month, or on such other day as Franchisor may reasonably specify. The Minimum Royalty Fee during calendar years 1 and 2 shall be due and payable and on or before the fifteenth (15th) day of the month. The Minimum Royalty Fee during calendar year 3 and subsequent calendar years shall be due and payable on the January 15th which next follows the close of that calendar year. Each payment shall be accompanied by the reports or statements required by this Agreement or otherwise reasonably required by Franchisor from time to time.

    5.6  INTEREST.  FRANCHISE OWNER AGREES TO PAY INTEREST TO FRANCHISOR (OR ITS
         --------
DESIGNATED AFFILIATE) ON ALL PAYMENTS REQUIRED HEREUNDER THAT ARE OVERDUE. INTEREST SHALL ACCRUE AT THE RATE OF TWO PERCENT (2%) PER MONTH OR AT THE MAXIMUM RATE PERMITTED BY LAW, WHICHEVER IS LESS, STARTING THE DAY FOLLOWING THE DUE DATE AND CONTINUING UNTIL THE OVERDUE AMOUNT IS PAID. ENTITLEMENT TO SUCH INTEREST SHALL BE IN ADDITION TO ANY OTHER REMEDIES FRANCHISOR MAY HAVE.

    5.7  Gross Receipts Defined.  As used in this Agreement, "Gross Receipts"
         ----------------------
shall include all amounts received by Franchise Owner in connection with the operation of the Franchised Business other than amounts collected from compounding services rendered for other franchise owners of Franchisor. "Gross Receipts" includes, without limitation, amounts collected for Core Therapies and Permitted Therapies, even if such Therapies are added to the System subsequent to the execution of this Agreement. "Gross Receipts" also include, without limitation, all amounts collected, regardless of whether the patient to whom goods or services were provided resided within or outside of the Territory. "Gross Receipts" shall also include, without limitation, all payments to Franchise Owner under any business interruption insurance or similar insurance policy, and income of every kind and nature related to the Franchised Business. "Gross Receipts" shall not, however, include any taxes collected by Franchise Owner for transmittal to appropriate taxing authorities.

 6. DUTIES OF FRANCHISE OWNER

    6.1  Preserve Integrity of System.  Franchise Owner understands and
         ----------------------------
acknowledges that every detail of the Franchised Business is important to Franchise Owner, Franchisor, and other franchise owners in order to maintain high and uniform operating standards, to increase the demand for the services offered as part of the System, and to protect the name, reputation and goodwill of the System and Franchisor.

    6.2  Commence and Operate Franchised Business.  Franchise Owner agrees  that
         ----------------------------------------
time is of the essence both as to its completion of the Install Program and its commencement of operation of the Franchised Business. Franchise Owner shall complete the "Foundation Phase" of the Install Program (as described in the Manual) within four (4) months of signing an initial Franchise Agreement and within two (2) months of signing a conversion or re-sale Franchise Agreement. Franchise Owner shall complete the "Building for Success Phase" of the Install Program (as described in the Manual) within six (6) months of signing an initial Franchise Agreement and within three (3) months of signing a conversion or re-sale Franchise Agreement. Franchise Owner acknowledges and agrees that it may accept patients only after receiving a certificate of completion from Franchisor stating that Franchise Owner successfully completed the Foundation Phase of the Install Program and Franchisor's Operations Review (as described in the Manual). Franchise Owner also agrees to operate the Franchised Business continuously throughout the term of this Agreement.

    6.3  Manager.  Franchise Owner agrees, throughout the term of this
         -------
Agreement, to designate and retain a full-time Manager for the Franchised Business. The Manager shall be designated in writing to Franchisor and approved by Franchisor, which approval will not be unreasonably withheld. Franchise Owner agrees to ensure that the Manager devotes full time and effort to the active management and operation of the Franchised Business, and the Manager shall be granted and have full authority to act on behalf of Franchise Owner in all dealings with Franchisor.

    6.4  Personnel Trained.  Franchise Owner acknowledges that properly trained
         -----------------
personnel are essential to the maintenance of the highest degree of quality and service and agrees to comply with Franchisor's reasonable training requirements. Franchise Owner agrees that:

         6.4.1 Franchise Owner, prior to commencing business under the System, shall retain core service supervisory staff (manager, pharmacist, nurse, sales, reimbursement) prior to completion of the Foundation Phase of the Install Program. The core service supervisory staff then required by Franchisor shall attend and complete, to Franchisor's reasonable satisfaction, the first available basic franchise training program offered by Franchisor subsequent to their hire date. The core supervisors of Franchise Owner shall assume responsibility for training their respective staff members and future personnel of the Franchise Owner; all training shall follow the then current guidelines of Franchisor.


         6.4.2 Personnel reasonably specified by Franchisor shall attend such additional or supplemental training programs and seminars offered by Franchisor as Franchisor may designate.

         6.4.3 Franchise Owner agrees to be responsible for all costs and expenses required for its personnel to attend both the basic franchise training program and all other training programs and seminars. With the exception of the basic franchise training program attended by Franchise Owner's initial personnel, Franchisor may charge a fee for attending programs and seminars.

    6.5  Provide Therapies.  Franchise Owner shall provide all Therapies
         -----------------
identified in the Manual as "Core Therapies". Franchise Owner may provide all Therapies identified in the Manual as "Permitted Therapies". Franchise Owner may also provide such other therapies as are approved in writing by Franchisor from time to time, even if such therapies are not incorporated into the Manual.

    6.6  Joint Commission on Accreditation of Health Care Organizations (JCAHO).
         --------------------------------------------------------------  ------
Franchise Owner agrees to obtain, within such reasonable times as may be specified by Franchisor, accreditation by those organizations specified by Franchisor. Franchise Owner agrees to maintain required accreditation(s) during the entire term of this Agreement. Franchise Owner must apply for and obtain JCAHO accreditation at the earliest possible time. Time is of the essence. All costs of obtaining and maintaining accreditation(s) shall be borne and paid by Franchise Owner.

    6.7  Provide Quality Service. Franchise Owner agrees at all times to insure
         -----------------------
that the highest degree of quality and service is maintained.

         6.7.1 To offer all Core Therapies and sell all types of supplies, equipment and services related thereto; to refrain from any deviation from Franchisor's then existing standards and specifications, as set forth in the Manual, without Franchisor's prior written consent; and to discontinue offering such therapies as Franchisor may disapprove in writing at any time;

         6.7.2 To operate the Franchised Business in strict conformity with all lawful and reasonable methods, standards and specifications as Franchisor may prescribe from time to time. In particular, Franchise Owner agrees to comply with such policies and procedures as are reasonably specified by Franchisor in the Manual from time to time for the compounding, delivery and administration of pharmaceuticals, and for the teaching, monitoring and care of patients;

         6.7.3 To maintain an inventory of (or demonstrate immediate access to a compounding center approved by Franchisor) pharmaceuticals, supplies and equipment adequate to fulfill the demand in the Territory for Core Therapies and any other therapies provided by Franchise Owner; and

         6.7.4 To purchase all pharmaceuticals, supplies, equipment and services for use in the Franchised Business solely from suppliers who demonstrate, to the continuing reasonable satisfaction of Franchisor, the ability to meet Franchisor's then-current standards and specifications for such items; who possess adequate quality controls; and who have been approved in writing by Franchisor and not thereafter disapproved. If Franchise Owner desires to purchase any pharmaceuticals, supplies, equipment or services from an unapproved supplier, Franchise Owner shall submit to Franchisor a written request for approval, or shall request the supplier itself to do so. Franchisor shall have the right to require that Franchisor's representatives be permitted to inspect the supplier's facilities, and that samples from the supplier (where a good is at issue) be delivered for evaluation and testing either to Franchisor or to an independent testing facility designated by Franchisor. A charge not to exceed the reasonable cost of the evaluation and testing shall be paid by Franchise Owner or the supplier. Franchisor reserves the right, at its option, to re-inspect the facilities and pharmaceuticals, supplies, equipment or services of any such approved supplier and to revoke its approval upon the supplier's failure to continue to meet any of Franchisor's then-current criteria.

    6.8  Presence in Territory.  Prior to commencing business under the System
         ---------------------
and during the entire term of this Agreement, Franchise Owner agrees to maintain a presence in the Territory, at Franchise Owner's expense, in accordance with
Section 2.4 hereof and the then applicable provisions of the Manual.

    6.9  Appropriate Personnel.  Franchise Owner agrees to maintain a competent,
         ---------------------
conscientious, trained staff. Franchise Owner shall be solely responsible for all employment decisions and functions. Franchise Owner shall employ and maintain in full-time employment throughout the term of this Agreement such number and types of pharmacists, nurses, reimbursement specialists, marketing representatives and other employees as may be reasonably specified by Franchisor. Franchise Owner agrees to require all employees to comply with all federal, state and local laws that apply to the Franchised Business.

    6.10 Hours of Operation.  Franchise Owner agrees to provide 24-hour-per-day,
         ------------------
7-day-per-week patient care service availability. Franchise Owner agrees to staff any office for such minimum hours per day and days per year as Franchisor may then specify in the Manual.

    6.11 Telephone.  Franchise Owner agrees to maintain a telephone line and
         ---------
number which shall be used exclusively in the conduct of the Franchised Business. Incoming calls on this line shall be answered by a reference to the name "Option Care" only, unless Franchisor, in Franchisor's sole discretion, approves otherwise in advance. This line shall be answered by an employee of Franchise Owner, and not by an answering service, during such hours as Franchisor may specify in the Manual.

    6.12 Use of Proprietary Marks.  Franchise Owner agrees to display the
         ------------------------
Proprietary Marks in the form and manner prescribed by Franchisor on all business, promotional, sales and marketing materials of every kind and nature. Franchise Owner agrees to disclose, in the manner specified by Franchisor, that the Franchised Business is independently owned and operated by Franchise Owner pursuant to a franchise from Franchisor.

    6.13 Inspection and Audit Rights.  Franchise Owner agrees to permit
         ---------------------------
Franchisor and its employees or agents to inspect the Franchised Business and its books and records at any reasonable time during the term of this Agreement, and for two (2) years following the expiration or termination of this Agreement. Franchise Owner agrees to cooperate fully with Franchisor's representatives in such inspections by rendering such assistance as they may reasonably request, and, upon written notice from Franchisor or its employees or agents, and without limiting Franchisor's other rights under this Agreement, shall immediately take such steps as may be necessary to correct any deficiencies detected during such inspections. Franchise Owner shall allow Franchisor to inspect and copy the records, prescriptions and charts of Franchise Owner's patients. Franchise Owner agrees to solicit the consent of its patients to Franchisor's inspection and copying of their prescriptions and medical records.

    6.14 Compliance with Laws.  Franchise Owner agrees to comply with all
         --------------------
applicable federal, state and local laws, rules and regulations. Franchise Owner shall timely obtain, and keep or require to be kept in force at all times during the term of this Agreement, all permits, certificates and licenses necessary for the full and proper conduct of the Franchised Business, including, without limitation, the necessary pharmacy permits, professional pharmacy and nursing licenses, licenses to do business, fictitious name registrations and sales tax permits. Franchise Owner shall, at Franchisor's request, provide Franchisor with copies of any professional and other licenses and permits required to conduct the Franchised Business.

    6.15 Discoveries and Ideas.  Franchise Owner agrees to disclose promptly to
         ---------------------
Franchisor all discoveries made or ideas conceived by Franchise Owner or a person affiliated with Franchise Owner that pertain to the System. Franchise Owner hereby grants to Franchisor all right, title and interest to such discoveries and ideas, and agrees to cooperate with Franchisor in securing Franchisor's rights to such discoveries and ideas. "Discoveries" and "ideas" shall be interpreted broadly and shall not be limited to those discoveries or ideas which are potentially patentable or copyrightable. Franchisor shall not be obligated to compensate Franchise Owner for any such discoveries or ideas.

    6.16 Comply with Agreement.  Franchise Owner agrees to comply with all other
         ---------------------
requirements set forth in this Agreement and with all agreements with Franchisor and any affiliate of Franchisor.

    6.17 Audit Rights, Etc.  If Franchise Owner conducts business other then the
         -----------------
Franchised Business, then Franchise Owner shall permit Franchisor to audit the books pertaining to all business conducted by Franchise Owner. If Franchise Owner is affiliated with another entity which possesses a pharmacy license and Franchisee is unable to obtain a pharmacy license owing to such affiliation, Franchise Owner shall enter into, and provide Franchisor with copies of, written agreements, in a form approved by Franchisor, with the affiliated licensed pharmacy to fill the prescriptions of Franchise Owner's patients.

    6.18 Disclose Owners.  Franchise Owner shall maintain a current list of all
         ---------------
of its general, managing, and limited partners and shareholders and owners in addition to the profit interest of each such person, and shall furnish a copy of these lists to Franchisor. Franchise Owner shall promptly furnish a revised copy of these lists to Franchisor each time a change occurs to the information on any list.


 7. PROPRIETARY MARKS

    7.1  Representations of Franchisor.  Franchisor represents with respect to
         -----------------------------
the Proprietary Marks that:

         7.1.1 Franchisor is the owner of all rights, title and interest in and to the Proprietary Marks in the United States; and

         7.1.2 Franchisor has taken and will take steps reasonably necessary to preserve and protect the ownership and validity of such Proprietary Marks in the United States.

    7.2  Franchise Owner's Use of Marks.  With respect to Franchise Owner's
         ------------------------------
licensed use of the Proprietary Marks pursuant to this Agreement, Franchise Owner agrees that:

         7.2.1 Franchise Owner shall use only the mark "Option Care" and such other Proprietary Marks as are designated from time to time in writing by Franchisor for Franchise Owner's current use, and may use them only in the manner authorized and permitted by Franchisor;

         7.2.2 Franchise Owner shall use the Proprietary Marks only in connection with the operation of the Franchised Business and only in the manner specified by Franchisor. Unless otherwise approved by Franchisor, Franchise Owner agrees to operate the Franchised

Business under the name "Option Care" with such prefix or suffix as may be approved from time to time by Franchisor;

         7.2.3 Franchise Owner's right to use the Proprietary Marks is limited to such uses as are authorized under this Agreement, and any unauthorized use thereof shall constitute an infringement of Franchisor's rights;

         7.2.4 Franchise Owner shall not use the Proprietary Marks to incur any obligation or indebtedness on behalf of Franchisor;

         7.2.5 Franchise Owner shall not use the Proprietary Marks as part of its corporate or other legal name;

         7.2.6 Franchise Owner shall file and maintain requisite fictitious or assumed name registrations as required by laws applicable to the location of the Territory;

         7.2.7 Except as provided in Section 7.2.6, Franchise Owner agrees to execute any documents deemed necessary by Franchisor to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability. Franchise Owner shall not register the Proprietary Marks at the state, federal or international level; and

         7.2.8 In the event that litigation involving the Proprietary Marks is instituted or threatened against Franchise Owner, Franchise Owner agrees to promptly notify Franchisor and to cooperate fully with Franchisor in defending or settling such litigation.

    7.3  Acknowledgement of Franchisor's Rights in Marks.  Franchise Owner
         -----------------------------------------------
expressly understands and acknowledges that:

         7.3.1 Franchisor is the owner of all right, title and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by them;

         7.3.2 The Proprietary Marks are valid and serve to identify the System and those who are franchised under the System;

         7.3.3 Franchise Owner shall not directly or indirectly contest the validity or the ownership of the Proprietary Marks;

         7.3.4 Franchise Owner's use of the Proprietary Marks pursuant to this Agreement does not give Franchise Owner any ownership interest or any other interest in or to the Proprietary Marks, except the franchise granted herein;

         7.3.5 Any and all goodwill arising from Franchise Owner's use of the Proprietary Marks and the System shall inure solely and exclusively to Franchisor's benefit, and upon termination of this Agreement and the franchise herein granted, no monetary amount shall be assigned as attributable to any goodwill associated with Franchise Owner's use of the Proprietary Marks or the System;

         7.3.6 The right and license of the Proprietary Marks granted to Franchise Owner is nonexclusive, and Franchisor thus has and retains the rights, among others:

                 7.3.6.1 To use the Proprietary Marks itself in connection with selling products and services;

                 7.3.6.2 To grant other licenses for the Proprietary Marks, in addition to those licenses already granted to existing franchise owners;

                 7.3.6.3 To develop and establish other systems using the same or similar Proprietary Marks, or any other proprietary marks, and to grant licenses or franchises thereto without providing any rights therein to Franchise Owner; and

         7.3.7 Franchisor reserves the right to substitute different Proprietary Marks for use in identifying the System and the businesses operating under the System if Franchisor, in its sole discretion, determines that substitution of different Proprietary Marks will be necessary or beneficial to the System.

8.  CONFIDENTIAL FRANCHISE OPERATIONS MANUAL

    8.1  In General.  In order to protect the reputation and goodwill of
         ----------
Franchisor and to maintain operating standards under the System and the Proprietary Marks, Franchise Owner shall conduct the Franchised Business in accordance with the terms of this Agreement and in compliance with the provisions of the Manual, as updated from time to time (which may consist of more than one volume, and which may include information provided by means of audio, video, computer or other media). Franchise Owner acknowledges having received one copy of the Manual on loan from Franchisor for so long as this Agreement shall remain in effect.

    8.2  Manual Confidential.  Franchise Owner agrees to at all times treat the
         -------------------
Manual and the information contained therein as confidential, and agrees to use all reasonable efforts to maintain such information as secret and confidential. Franchise Owner agrees not to copy, duplicate, record or otherwise reproduce the foregoing materials, in whole or in part, nor otherwise make the same available to any unauthorized person, except as such sharing may be permitted by the Manual.

    8.3  Property of Franchisor.  The Manual, written directives, other manuals
         ----------------------
and any other confidential communications provided or approved by Franchisor, and any copies thereof, shall at all times remain the sole property of Franchisor, shall at all times be kept in a secure and convenient place and shall be returned to Franchisor immediately upon termination of this Agreement.

    8.4  Revisions of Manual.  Franchisor, at its discretion, may alter, modify
         -------------------
or supplement the Manual from time to time. Changes to and additions of Therapies and policies of an accreditation body shall be effective immediately upon notification to Franchise Owner of the change or addition.
Notwithstanding the foregoing, other changes to the Manual shall be effective ten (10) days following notification of the change to Franchise Owner. Any change which results in adding a Core Therapy, while effective immediately upon notice, need not be implemented as a Core Therapy until thirty (30) days following notice of such change to Franchise Owner. Franchise Owner expressly agrees to comply with each new or changed provision, standard, policy or procedure. Revisions to the Manual shall not unreasonably affect Franchise Owner's obligations, including economic requirements, under this Agreement.

    8.5  Obligation to Maintain Manual.  Franchise Owner shall at all times
         -----------------------------
ensure that its copy of the Manual is kept current and up-to-date. In the event of any dispute as to the contents of the Manual, the terms of the master copy of the Manual maintained by Franchisor at Franchisor's home office shall be controlling. All costs to bring an outdated copy of Franchise Owner's Manual up to date shall be borne by Franchise Owner.


9.  CONFIDENTIAL INFORMATION

    9.1  Obligation of Confidentiality.  Franchise Owner shall not, during the
         -----------------------------
term of this Agreement or thereafter, communicate, divulge or use for the benefit of any other person, partnership, association or corporation any proprietary information, trade secrets, knowledge, techniques or know-how concerning the methods of operation of the Franchised Business which may be communicated to Franchise Owner or of which Franchise Owner may be apprised by virtue of Franchise Owner's operation of the Franchised Business, including all information conceived, originated, discovered or developed by Franchisor, Franchise Owner or any other franchise owner which pertains to the Franchised Business (the "Confidential Information"). Franchise Owner shall divulge the Confidential Information only to such of its employees and contractors as must have access to it in order to operate the Franchised Business. Any and all information, knowledge, know-how and techniques which Franchisor designates as confidential shall be deemed Confidential Information for purposes of this Agreement, except information which Franchise Owner can demonstrate came to its attention prior to disclosure thereof by Franchisor; or which, at or after the time of disclosure by Franchisor to Franchise Owner, had become or later becomes a part of the public domain, through lawful publication or communication by others.

    9.2  Employees Bound to Confidentiality.  All employees and contractors
         ----------------------------------
having access to any Confidential Information from Franchisor shall execute such covenants as Franchisor may require covenanting that they will maintain the confidentiality of information they receive in connection with their association with Franchise Owner. Such covenants shall be in a form satisfactory to Franchisor, including, for example, specific identification of Franchisor as a third party beneficiary of such covenants. The original of each executed covenant shall be sent promptly to Franchisor.

    9.3  Irreparable Injury.  Franchise Owner acknowledges that any failure to
         ------------------
comply with the requirements of this Section 9 will cause Franchisor irreparable injury, and Franchise Owner agrees to pay all court costs and reasonable attorneys' fees incurred by Franchisor in obtaining specific performance of, or an injunction against violation of, the requirements of this Section 9.

10. MARKETING AND PROMOTION; NATIONAL FUND

    Recognizing the value of marketing and promotion and the importance of the standardization of marketing programs to the furtherance of the System, the parties agree as follows:

    10.1 Comply with Marketing Policies.  Franchise Owner agrees to comply with
         ------------------------------
all reasonable marketing and promotion policies and procedures prescribed by Franchisor. Such policies and procedures may include opening and ongoing marketing and promotional campaigns; a direct mail campaign directed to a list representative of Franchise Owner's local referral sources; and advertising programs or campaigns in which Franchise Owner's participation shall be deemed necessary by Franchisor.

    10.2 Submit Marketing Plans.  Franchise Owner agrees to submit to
         ----------------------
Franchisor, through the mail, return receipt requested, for its prior approval (except with respect to prices to be charged), samples of all marketing and promotional plans and materials that Franchise Owner desires to use and which have not been prepared or previously approved by Franchisor within the prior twelve month period. If written disapproval thereof is not received by Franchise Owner from Franchisor within fifteen (15) days of receipt by Franchisor of such samples or materials, Franchisor shall be deemed to have given the required approval. Franchisor reserves the right to communicate, in whole or in part, marketing and promotional plans and materials which it receives from the Franchise Owner to other franchise owners for their use, or to use the same in any marketing and promotion by Franchisor.

    10.3 National Fund. Franchise Owner's monthly contribution to the National
         -------------
Fund may be increased to exceed one and one-half percent (1.5%) of Gross Receipts, and/or the maximum annual contribution may exceed $10,000, if two-thirds (2/3) of all franchise owners who are obligated to contribute to the National Fund vote for an increase in the contribution to the National Fund. In connection with any vote to increase contributions to the National Fund, Franchise Owner shall have one vote for each franchise agreement under which Franchise Owner is required to become a member of the National Fund. The National Fund shall be maintained and administered by Franchisor or its designee, as follows:

         10.3.1 The National Fund, all contributions thereto, and any earnings thereon shall be used exclusively to meet any and all costs of preparing, offering, distributing, obtaining, conducting and administering marketing, and educational activities, and providing training opportunities for Option Care franchisees;

         10.3.2 Franchisor shall direct all activities of the National Fund with sole discretion over the concepts, materials, and media used and the placement and allocation thereof. Franchise Owner agrees and acknowledges that Franchisor undertakes no obligation in administering the National Fund to make expenditures for Franchise Owner which are equivalent or proportionate to Franchise Owner's contribution or to insure that any particular franchise owner benefits directly or pro rata from expenditures by the National Fund;

         10.3.3 Franchise Owner agrees to contribute to the National Fund by separate check made payable to the National Fund. All sums paid by Franchise Owner to the National Fund shall be maintained in an account separate from the other monies of Franchisor and shall not be used to defray any of Franchisor's expenses, except for such reasonable administrative costs and overhead, if any, as Franchisor may incur in activities reasonably related to the conduct of activities under and maintenance and administration of the National Fund. The National Fund and its earnings shall not otherwise inure to the benefit of Franchisor. Franchisor shall maintain separate bookkeeping accounts for the National Fund, which shall not be an asset of Franchisor. A statement of the operations of the National Fund as shown on the books of the National Fund shall be prepared annually and shall be made available to Franchise Owner;

         10.3.4 It is intended that contributions to, and earnings of, the National Fund shall not be taxable income to Franchisor. Toward this end, it is anticipated that all contributions to and earnings of the National Fund will be expended for marketing, educational training and promotional purposes during the taxable year of receipt. If, however, excess amounts remain in the National Fund at the end of a taxable year, all expenditures in the following taxable year(s) shall be made first out of accumulated earnings from previous years, next out of earnings in the current year and finally from contributions; and

         10.3.5 Although the National Fund is intended to be of perpetual duration, Franchisor maintains the right to terminate the National Fund. The National Fund shall not be terminated, however, until all monies in the National Fund have been expended in accordance with the provisions of this Section 5.4 or returned to contributors on the basis of their respective contributions.

11. ACCOUNTING AND RECORDS

    11.1 Preserve Records.  Franchise Owner shall preserve, for at least five
         ----------------
(5) years from the dates of their preparation, full, complete and accurate books, records and accounts for the Franchised Business in accordance with generally accepted accounting principles and in the form and manner prescribed by Franchisor from time to time in the Manual or otherwise in writing.

    11.2 Provide Financial Statements.  Franchise Owner shall, at its expense,
         ----------------------------
provide to Franchisor financial statements, including a balance sheet and income statement, accompanied by a review report prepared by an independent certified public accountant in a form satisfactory to Franchisor, within ninety (90) days after the end of each fiscal year of the

Franchised Business, showing the results of operations of the Franchised Business during the fiscal year.

    11.3 Provide Other Business Records.  Franchise Owner shall also submit to
         ------------------------------
Franchisor, for review or auditing, such other forms, reports, records, information and data as Franchisor may reasonably designate, including but not limited to income tax returns, in the form and manner, and at the times and places, as are reasonably specified by Franchisor.

    11.4 Right to Inspect Business Records.  Franchisor or its designated agents
         ---------------------------------
shall have the right at all reasonable times to inspect, audit and copy, at Franchisor's expense, without notice, Franchise Owner's books, business tax returns and other business records for the Franchised Business. Franchisor shall also have the right, at any time, to have an independent audit made of the books and records of the Franchised Business. If an inspection or audit should reveal that any Gross Receipts have been understated in any report to Franchisor, then Franchise Owner shall immediately pay to Franchisor, upon demand, all royalties due on the amount understated, in addition to interest from the date such royalties were due until paid, at the rate which is two percent (2%) per month or the maximum rate permitted by law, whichever is less. If an inspection or audit discloses an understatement of five percent (5%) or more in any report of Gross Receipts, Franchise Owner shall, in addition, reimburse Franchisor for any and all costs and expenses connected with the inspection or audit (including, without limitation, travel, lodging and wage expenses and reasonable accounting and legal costs). The foregoing remedies shall be in addition to any other remedies Franchisor may have.

12. INSURANCE

    12.1 Procure and Maintain Insurance.  Franchise Owner agrees to procure,
         ------------------------------
prior to the commencement of business, and maintain in full force and effect during the term of this Agreement, at Franchise Owner's expense, an insurance policy or policies protecting Franchise Owner and Franchisor, and each of their respective shareholders, partners, directors, employees and agents against any loss, liability, personal injury, death, property damage or expense whatsoever arising or occurring in connection with the establishment or operation of the Franchised Business. All insurance required by this Agreement, with the exception of worker's compensation insurance, shall name Franchisor as an additional insured and shall expressly provide that any interests it may have in the policies shall not be affected by any breach by Franchise Owner of any policy provisions.

    12.2 Types of Insurance.  Each insurance policy shall be written by an
         ------------------
insurance company satisfactory to Franchisor in accordance with standards and specifications prescribed by Franchisor from time to time, and shall include at a minimum the following:

         12.2.1 Comprehensive general liability insurance, expressly including coverage for contractual liability; broad form property damage;
product/completed operations liability; and automobile liability and personal injury coverage in the amount of One Million Dollars

($1,000,000) per person, per occurrence and Three Million Dollars ($3,000,000) in the aggregate;

         12.2.2 Professional liability insurance in the amount of Three Million Dollars ($3,000,000) in the aggregate, with a minimum limit of One Million Dollars ($1,000,000) per occurrence. Coverage shall be on an occurrence basis, and not on a claims made basis, unless otherwise approved in advance and in writing by Franchisor;

         12.2.3 Worker's compensation and employer's liability insurance, as well as such other insurance, as may be required by statute or rule of the state in which the Franchised Business is operated;

         12.2.4 Such other policies or additional amounts of insurance as may be required under the terms of any lease or sublease applicable to any office maintained by the Franchised Business; and

         12.2.5 Franchise Owner agrees that Franchisor may, upon adequate notice, and for its reasonable business purposes, from time-to-time specify additional types of coverage and higher policy limits than as described in this
Section 12.2.

    12.3 No Limitation.  Franchise Owner's obligations to obtain and maintain
         -------------
the required policy or policies in the amounts specified shall not be limited in any way by reason of any insurance which may be maintained by Franchisor, nor shall Franchise Owner's performance of that obligation relieve it of liability under the indemnity provisions set forth in Section 20 of this Agreement.

    12.4 Evidence of Insurance.  At least thirty (30) days prior to the time any
         ---------------------
insurance is first required to be carried by Franchise Owner, and thereafter upon renewal or replacement of any such policy, Franchise Owner shall deliver to Franchisor Certificates of Insurance evidencing the proper coverage with limits not less than those required by this Agreement. All Certificates shall expressly provide that no less than thirty (30) days' prior written notice shall be given to Franchisor in the event of material alteration to, or cancellation or lapse of, the coverages evidenced by such Certificates.

    12.5 Franchisor's Right to Procure.  Should Franchise Owner, for any reason,
         -----------------------------
fail to procure or maintain the insurance required by this Agreement, Franchisor shall have the right and authority (without, however, any obligation to do so) to immediately procure such insurance and to charge the same to Franchise Owner. The foregoing remedies shall be in addition to any other remedies Franchisor may have.

    12.6 Waiver of Subrogation.  To the maximum extent permitted by insurance
         ---------------------
policies which may be owned by Franchisor and Franchise Owner, Franchise Owner and Franchisor, for the benefit of each other, waive any and all rights of subrogation which might otherwise exist.

13. TRANSFER OF INTEREST

    13.1 Transfer by Franchise Owner.
         ---------------------------

         13.1.1 Franchise Owner understands and acknowledges that the rights and duties set forth in this Agreement are personal to Franchise Owner, and that Franchisor has granted this franchise in reliance on Franchise Owner's business skill, financial capacity, personal character and professional reputation.
Accordingly:

                 13.1.1.1 Neither Franchise Owner nor any individual, partnership, corporation or other legal entity which directly or indirectly owns any interest in this Franchise (as defined below) shall sell, assign, transfer, convey, give away, pledge, mortgage or otherwise encumber (all of which shall be referred to as a "Transfer" for purposes of this Section only) any direct or indirect interest in Franchise Owner, this Agreement, the Franchised Business or all or a substantial portion of the stock or assets of the Franchise Owner or the Franchised Business, including any portion of the Territory (all of which shall be referred to as the "Franchise" for purposes of this Section 13 only) without the prior written consent of Franchisor;

                 13.1.1.2 Franchisor's prior written consent shall not be required for a transfer of less than a five percent interest in a publicly-held corporation; and

                 13.1.1.3 Any purported assignment or transfer, by operation of law or otherwise, not having the prior written consent of Franchisor shall be null and void and shall constitute a material breach of this Agreement, for which Franchisor may terminate without opportunity to cure pursuant to Section
14.1.6 of this Agreement;

         13.1.2 Franchisor shall not unreasonably withhold its consent to a Transfer of an interest in the Franchise, provided that Franchisor may require any or all of the following of the Franchise Owner and its beneficial owners (collectively referred to as "Transferor" for purposes of this Section) and the transferee and its beneficial owners (collectively referred to as "Transferee" for purposes of this Section) as conditions of its approval:

                 13.1.2.1 Each Transferee shall execute the form of personal guarantee attached to this Agreement;

                 13.1.2.2 All of Transferor's accrued monetary obligations and other outstanding obligations to Franchisor and its affiliates shall have been satisfied;

                 13.1.2.3 Transferor is not in default of any provision of this Agreement, any amendment to this Agreement, or any other agreement between Transferor and Franchisor or its affiliates;

                 13.1.2.4 Transferor shall have executed a general release in a form satisfactory to Franchisor of any and all claims against Franchisor and its affiliates and their respective shareholders, partners, directors, officers, employees and agents, in their corporate and individual capacities, to the fullest extent permitted by law;

                 13.1.2.5 Each Transferee shall enter into a written assignment in a form satisfactory to Franchisor, assuming and agreeing to discharge all of Franchise Owner's obligations under this Agreement;

                 13.1.2.6 Each Transferee shall demonstrate to Franchisor's satisfaction that such Transferee meets Franchisor's professional, educational, managerial, financial and business standards, and possesses a good moral character;

                 13.1.2.7 Any person who is to be substituted as Manager of the Franchised Business shall have been approved by Franchisor and, unless waived in writing by Franchisor, shall successfully complete the next available franchise training and complete the Install Program training course then in effect;

                 13.1.2.8 Transferor shall pay to Franchisor a non-refundable transfer fee to cover Franchisor's legal, accounting, record keeping and other costs related to the Transfer in an amount not to exceed fifty percent (50%) of the initial fee that then would be charged to new franchise owners under the System for a comparable territory;

                 13.1.2.9 Transferor shall agree to remain liable for all of the obligations to Franchisor in connection with the Franchised Business prior to the effective date of the Transfer;

                 13.1.2.10 In the event that the proposed Transfer is to a corporation formed by Franchise Owner for the convenience of ownership, Transferor shall be the owner of all the voting stock of the corporation; and

                 13.1.2.11 In the event a Transfer, alone or together with other Transfers, would have the effect of transferring a controlling interest in the Franchise, the Transferee shall execute, for a term ending on the expiration date of this Agreement, the standard form of franchise agreement then offered to new franchise owners, which franchise agreement may have terms different from the terms of this Agreement; provided, however, in lieu of any initial fee, the Transferor shall pay the transfer fee described in Section 13.1.2.8 above, and the royalty fee, the National Fund contribution limitation, and the Territory shall remain the same. The Transferee shall also execute such other ancillary agreements as Franchisor may require for the Franchised Business.

    13.2 Offerings by Franchise Owner.  Securities or partnership interests in
         ----------------------------
Franchise Owner may be sold, by public or private offering or otherwise, only with the prior written consent of Franchisor (whether or not Franchisor's consent is required under Section 13.1 hereof), which consent shall not be unreasonably withheld. All materials required for such offering by federal or state law shall be submitted to Franchisor for review prior to being filed with any government agency; and any materials to be used in any exempt offering shall be submitted to Franchisor for review prior to their use. Franchise Owner shall provide all such materials to Franchisor at least thirty (30) days prior to the commencement of any offering. No Franchise Owner offering shall imply (by use of the Proprietary Marks or otherwise) that Franchisor is participating as an underwriter, issuer or offeror of securities; and Franchisor's review of any offering shall be limited solely to the subject of the relationship between Franchise Owner and Franchisor. Franchise Owner and the other participants in the offering must fully indemnify Franchisor in connection with the offering. For each proposed offering, Franchise Owner shall pay to Franchisor a non-refundable fee, not to exceed fifty percent (50%) of the initial fee that then would be charged to new franchise owners under the System for a comparable territory, to reimburse Franchisor for its reasonable costs and expenses associated with reviewing the proposed offering.

    13.3 Right of First Refusal.
         ----------------------

         13.3.1 Any party holding any interest in the Franchise who desires to accept any offer from a third party to purchase such interest shall notify Franchisor in writing of the offer, and shall provide such information and documentation relating to the offer as Franchisor may require.

         13.3.2 Except for a Transfer among the original owners who were granted the franchise hereunder or a Transfer from an original owner to that owner's spouse or child(ren), Franchisor shall have the right and option, exercisable within sixty (60) days after receipt of written notification and receipt of any required information or documentation, to send written notice to the seller that Franchisor intends to purchase the seller's interest on the same terms and conditions contained in a bona fide offer from the third party, or the
                                    ---- ----
cash equivalent. In the event that Franchisor elects to purchase the seller's interest, closing on such purchase must occur within sixty (60) days from the date of notice to the seller of the election to purchase by Franchisor. In the event that Franchisor does not elect to purchase the sellers' interest, closing on such purchase shall occur within ninety (90) days after the expiration of Franchisor's right to purchase. Failure to close the sale within said period or any material change in the terms of the offer prior to closing shall constitute a new offer subject to the same rights of first refusal by Franchisor described in this Section 13.3.

         13.3.3  Failure of Franchisor to exercise the option afforded by this
Section 13.3 shall not constitute a waiver of any other provision of this Agreement, including all the requirements of this Section 13, with respect to a proposed Transfer.

    13.4  Transfer Upon Death or Mental Incapacity.  Upon the death or finding
          ----------------------------------------
by a court of mental incapacity of any person with an interest in the Franchise, the executor, administrator or personal representative of such person shall transfer within six (6) months after such death or mental incapacity the deceased or incompetent owner's interest to a third party approved by Franchisor. Such transfers, including transfers by devise or inheritance, shall be subject to the same conditions as any Transfer. However, in the case of transfer by devise or inheritance, if the heirs or beneficiaries of any such person are not approved by Franchisor, the personal representative of the deceased shall have a reasonable time to dispose of the deceased's interest, which disposition shall be subject to all the terms and conditions for Transfers contained in this Agreement. If the interest is not disposed of within six (6) months, Franchisor may terminate this Agreement.

    13.5  Non-Waiver of Claims.  Franchisor's consent to a Transfer shall not
          --------------------
constitute a waiver of any claims it may have against the Transferor, nor shall it be deemed a waiver of Franchisor's right to demand exact compliance with any of the terms of this Agreement by the Transferee.

    13.6  Transfer by Franchisor.  Franchisor shall have the right to transfer
          ----------------------
or assign all or any part of its rights or obligations herein to any person or legal entity.


14. DEFAULT AND TERMINATION

    14.1 Termination by Franchisor With Notice But Without Opportunity to Cure.
         ---------------------------------------------------------------------
Franchisor may, without providing an opportunity to cure, terminate this Agreement by giving written notice to Franchise Owner stating the reasons for and effective date of termination if:


         14.1.1 Franchise Owner abandons the Franchised Business or otherwise forfeits the right to transact business in the Territory. However, if such abandonment results from the governmental exercise of the power of eminent domain or is due to fire, flood, earthquake or other similar cause beyond Franchise Owner's control, then in such event this Agreement shall not be terminated for that reason for sixty (60) days thereafter, provided Franchise Owner recommences operation of the Franchised Business within that time;

         14.1.2 Franchise Owner engages in a pattern of material, willful and repeated deception of patients concerning the source, nature or quality of products sold or services rendered;

         14.1.3 Franchise Owner fails to comply with the ethical standards established in the state(s) where the professional services of the Franchised Business are performed. Franchise Owner shall be deemed to have failed to comply with those ethical standards whenever a state agency regulating the practice of pharmacy or nursing initially determines that actions of Franchise Owner merit the suspension or revocation of Franchise Owner's pharmacy permit or any nursing license Franchise Owner may have obtained;

         14.1.4 Franchise Owner fails, for a period of ten (10) days after notification of noncompliance from any applicable agency, to comply with any federal, state or local law applicable to the operation of the Franchised Business;

         14.1.5 Franchise Owner is convicted of a felony or any other criminal misconduct which is relevant to the operation of the Franchised Business or is disbarred or suspended from participation in the Medicare or any Medicaid programs;

         14.1.6 Franchise Owner, or any partner or shareholder in Franchise Owner, purports to transfer any rights or obligations under this Agreement to any third party without Franchisor's prior written consent, contrary to the terms of Section 13;

         14.1.7 Franchise Owner fails to permit Franchisor or Franchisor's agents or representatives to inspect the Franchised Business or the books or records associated with the Franchised Business, at such times and places as provided for under this Agreement;

         14.1.8 Franchise Owner misuses or makes any unauthorized use of the Proprietary Marks or other identifying characteristics of the System, or otherwise materially impairs the goodwill associated with the System or Franchisor's rights therein;

         14.1.9 Franchise Owner knowingly maintains false books or records or submits any false reports to Franchisor;

         14.1.10 Franchise Owner is repeatedly or habitually in default under
Section 14.1 or in material default pursuant to any other agreement with Franchisor or any affiliate of Franchisor, or, after curing any default following notice pursuant to Section 14.3, commits the same default, whether or not cured after notice;

         14.1.11 Franchise Owner fails to comply with the in-term covenants in
Section 16 or fails to obtain execution of the covenants required under Section 9 or Section 16;

         14.1.12 Franchise Owner discloses or divulges the contents of the Manual or other Confidential Information contrary to the terms of this Agreement;

         14.1.13 Franchise Owner or any beneficial owner makes a material misrepresentation or omits to disclose material information to Franchisor in connection with the application to Franchisor for this Franchise Agreement;

         14.1.14 Franchisor determines that continued operation of the Franchised Business poses a material threat to public health or safety; or

         14.1.15 The Franchised Business fails to obtain or maintain any required accreditation.

    14.2 Termination by Franchisor Without Notice or Opportunity to Cure.
         ---------------------------------------------------------------
Should any of the following events occur, Franchise Owner shall be deemed to be in default under this Agreement, and this Agreement shall automatically terminate without notice to Franchise Owner:

         14.2.1 Franchise Owner becomes insolvent, makes an assignment for the benefit of its creditors of all or any part of the assets used in the Franchised Business, or a petition of bankruptcy is filed by Franchise Owner or such a petition is filed against and not opposed by Franchise Owner;

         14.2.2  Franchise Owner is adjudicated a bankrupt or insolvent;

         14.2.3 A bill in equity or other proceeding or the appointment of a receiver of Franchise Owner or other custodian for Franchise Owner's business or assets is filed and consented to by Franchise Owner, or a receiver or other custodian (permanent or temporary) of Franchise Owner's business or assets, or any part thereof, is appointed by any court of competent jurisdiction;

         14.2.4 Proceedings for a composition with creditors under any state or federal law is initiated by or against Franchise Owner;

         14.2.5 A final judgment against Franchise Owner remains unsatisfied or of record for thirty (30) days or longer (unless a supersedeas bond is filed), execution is levied against Franchise Owner's business or assets, a suit to foreclose any lien or mortgage against Franchise Owner is filed and not dismissed within thirty (30) days, or the real or personal property of Franchise Owner is sold after levy thereupon by any sheriff, marshal or constable; or

         14.2.6 Franchise Owner is dissolved and if such dissolution is by reason of failure to file a franchise tax return with the state, the corporation is not re-instated in good standing within thirty (30) days following dissolution.

    14.3 Termination by Franchisor With Notice and Opportunity to Cure.  Except
         -------------------------------------------------------------
as provided in Section 14.1 and 14.2 of this Agreement, Franchisor may terminate this Agreement only by giving written notice of termination to Franchise Owner stating the nature of the default or breach at least thirty (30) days prior to the effective date of termination or such longer period as applicable law may require (the "Cure Period"); provided, however, that Franchise Owner may avoid termination by immediately initiating a remedy to cure such default or breach and curing it to Franchisor's satisfaction within the Cure Period. If any such default is not cured within the Cure Period, this Agreement shall terminate without further notice to Franchise Owner effective immediately upon the expiration of the Cure Period.

15. OBLIGATIONS UPON TERMINATION

    15.1 Post-Termination Obligations of Franchise Owner.  Except as otherwise
         -----------------------------------------------
provided in this Section 15, upon termination of this Agreement all rights granted hereunder to Franchise Owner by this Agreement are terminated, and Franchise Owner shall immediately:

         15.1.1 Cease to operate the Franchised Business and not, directly or indirectly, represent itself as a franchise owner of Franchisor;

         15.1.2 Permanently cease to use, in any manner whatsoever, any Confidential Information associated with the System, and the Proprietary Marks and all signs, equipment, marketing materials, stationery, forms and other items which display the Proprietary Marks;

         15.1.3 Cease utilizing, directly or indirectly, Franchise Owner's telephone numbers, and complete all paperwork necessary to transfer immediately Franchise Owner's telephone numbers to the party Franchisor designates (Franchise Owner acknowledges and agrees that no additional consideration is due Franchise Owner for this transfer);

         15.1.4 Pay all liquidated or ascertainable sums owing from Franchise Owner to Franchisor, without set-off or other reduction on account of unliquidated claims, together with any fees accruing after the termination or expiration on Gross Receipts attributable to accounts receivable from goods or services furnished during the term of this Agreement;

         15.1.5 Pay to Franchisor all damages, costs and expenses, including reasonable attorneys' fees, incurred by Franchisor as a result of the termination of this Agreement, including those incurred in obtaining injunctive or other relief for the enforcement of any provisions of this Agreement, which obligation shall give rise to and remain, until paid in full, a lien in favor of Franchisor against any and all of the personal property, trade furnishings, equipment, signs, fixtures and inventory owned by Franchise Owner and used in connection with the Franchised Business;

         15.1.6 Deliver to Franchisor via U.P.S. or comparable carrier, via first class service, the Manual, all business records (other than prescriptions, patient records, tax returns and bank statements), files, and brochures, and any and all other materials relating to the operation of the Franchised Business, all of which are acknowledged to be Franchisor's property, and shall retain no copy or record of any of the foregoing, except Franchise Owner's copy of this Agreement and any other agreements with Franchisor or any affiliate, copies of any correspondence between the parties, and any copies of other documents which Franchise Owner reasonably needs for compliance with any provision of law;

         15.1.7 Comply with the applicable covenants contained in Sections 9 and 16 of this Agreement, which covenants shall survive the termination of this Agreement;

         15.1.8 Offer Franchisor the first right of refusal to assume Franchise Owner's existing lease for the premises of the Franchised Business; and

         15.1.9 Offer Franchisor the first right of refusal to purchase Franchise Owner's equipment, supplies, signs and marketing material used in operation of the Franchised Business, on the terms described in Section 15.2, hereof.

    15.2 Post-Termination Right of Franchisor.  Upon termination of this
         ------------------------------------
Agreement, Franchisor shall have the right (but not the duty) to assume Franchise Owner's occupancy rights under any existing lease for any premises of the Franchised Business. Franchisor also shall have the right (but not the duty) to purchase any or all equipment, supplies, signs and marketing materials used in operation of the Franchised Business, in addition to any items bearing Franchisor's Proprietary Marks and Franchise Owner's Medicare Part B Provider Number (collectively, the "Assets"). Franchisor may exercise this right to purchase by giving notice of intent to do so within thirty (30) days after termination of this Agreement. Franchisor shall pay Franchise Owner the lower of Franchise Owner's cost or fair market value of the Assets. If the parties cannot agree on fair market value of the Assets within a reasonable time, an independent appraiser shall be designated by Franchisor and its determination shall be binding.

16. COVENANTS

    16.1 Confidentiality Covenant.  Franchise Owner and, if Franchise Owner is a
         ------------------------
corporation, partnership or limited liability company, its shareholders, partners or owners, as the case may be (collectively, the "Owners"), each specifically acknowledge that Franchise Owner and its Owners will receive valuable specialized training and Confidential Information by entering into this Agreement. Franchise Owner and each of its Owners covenant that during the term of this Agreement, except as otherwise approved in advance and in writing by Franchisor, neither Franchise Owner nor any of its Owners shall, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons or legal entity, own, maintain, operate, engage in, be employed by or have any interest in any business which provides health-care services similar to, or the same as, those provided by Franchise Owner pursuant to this Agreement.

    16.2 Non-Competition Restriction.  Franchise Owner and each of its Owners
         ---------------------------
covenant that, except as otherwise approved in advance and in writing by Franchisor, neither Franchise Owner nor any of its Owners shall, for a continuous uninterrupted period commencing upon the termination (but not the expiration) of this Agreement (or if the termination of this Agreement is contested by Franchise Owner or an Owner, upon the final resolution of any dispute concerning the termination of this Agreement) regardless of the cause for termination and continuing for two (2) years thereafter, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons or legal entity:

         16.2.1 Own, maintain, operate, engage in, be employed by or have any interest in any business which provides within the Territory health-care services similar to, or the same as, those Franchise Owner could provide pursuant to this Agreement;

         16.2.2 Seek or accept referrals for the provision of health-care services similar to, or the same as, those provided by Franchise Owner pursuant to this Agreement from any referral source which referred patients to Franchise Owner for goods or services of the Franchised Business at any time during the two (2) years prior to the termination of this Agreement; or

         16.2.3 Provide health-care services similar to, or the same as, those provided by Franchise Owner pursuant to this Agreement to any patient to whom Franchise Owner provided any health-care services under this Agreement at any time during the two (2) years prior to the termination of this Agreement, provided, however, that Franchise Owner shall be obligated to provide all current patients with notice to seek alternate arrangements and shall assume that arrangements have been made for the provision of such services.

    16.3 Exceptions from Non-Competition Restrictions. Notwithstanding the
         --------------------------------------------
foregoing, Section 16.2 shall not prohibit an Owner who is a licensed pharmacist or nurse from: (a) engaging in activities which are unrelated to Therapies provided under the System; (b) having an interest in any business (e.g., a retail pharmacy, home health agency or durable medical equipment business) which does not compound or dispense pharmaceuticals, or sell, rent or lease equipment, associated with the Therapies provided under the System; or (c) being employed in an acute-care facility solely to provide products or services to in-patients of that facility. Section 16.2 also shall not apply to ownership by Franchise Owner or any Owner of less than one percent (1%) beneficial interest in the outstanding equity securities of any publicly-held corporation. Section 16.2 also shall not prohibit any person from owning an interest in other Option Care franchises, or from being employed by any Option Care franchises.

    16.4 Enforcement of Covenants.  Franchise Owner and its Owners expressly
         ------------------------
agree that the existence of any claims they may have against Franchisor, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Franchisor of the covenants in this Section 16. Franchise Owner and its Owners jointly and severally agree to pay all costs and expenses (including reasonable attorneys' fees) incurred by Franchisor in connection with the enforcement of this Section 16.

    16.5 Irreparable Injury.  Franchise Owner  and its Owners acknowledge that
         ------------------
Franchise Owner's violation of the terms of this Section 16 would result in irreparable injury to Franchisor for which no adequate remedy at law may be available, and Franchise Owner and its Owners accordingly agree that Franchisor may seek an injunction prohibiting any conduct by Franchise Owner and its Owners in violation of the terms of this Section 16.

    16.6 Employee Covenants.  At Franchisor's request, Franchise Owner agrees to
         ------------------
obtain execution of covenants similar to those set forth in this Section 16, including covenants that are operative upon the termination of a person's relationship with Franchise Owner, from supervisory personnel, officers and directors, and other persons reasonably determined by Franchisor to be in a position to use information gained from their association with Franchise Owner to compete with the Franchise Owner and the System. Every covenant required by this Section 16.6 shall be in a form satisfactory to Franchisor, including, without limitation, specific identification of Franchisor as a third party beneficiary of such covenants with the independent right to enforce them.


17. CORPORATE AND PARTNERSHIP FRANCHISE OWNERS

    17.1 Evidence of Legal Entity.  If Franchise Owner is a corporation, limited
         ------------------------
liability company or a partnership, Franchise Owner agrees that the entity will confine its activities to the operation of the Franchised Business throughout the term of this Agreement. Franchise Owner agrees to have a written partnership agreement, unit ownership agreement or buy-sell agreement in effect during the entire term of this Agreement. Franchise Owner agrees to provide to Franchisor information about Franchise Owner's organization and management, including copies of documents, as may be reasonably specified by Franchisor from time-to-time. The requested information may include the following items as applicable:

         17.1.1 Copies of Franchise Owner's Articles of Incorporation or Partnership Agreement, or Unit Ownership Agreement, Bylaws, and any other governing documents, and any amendments to any of these documents.

         17.1.2 A current list of the name and title of each officer and director or managing partner, and a list of each owner of record or beneficial owner of Franchise Owner showing the number of shares of each class of stock in Franchise Owner owned by each shareholder, or the capital and profit interests of each partner. Franchise Owner also agrees to furnish a revised copy of these lists to Franchisor each time a change occurs to the information.

         17.1.3 Franchise Owner shall maintain stop transfer instructions against the transfer on its records of any equity securities. If Franchise Owner is a corporation, Franchise Owner shall legibly and conspicuously maintain on the face of all the securities the following legend:

         The transfer of this stock is subject to the terms and conditions of a Franchise Agreement with Option Care, Inc. dated _________19_____.

         17.1.4 If Franchise Owner is a partnership, or limited liability company, the Partnership Agreement or Unit Ownership Agreement (as the case may be) shall contain a reference to the terms and conditions of this Agreement.

18. TAXES AND INDEBTEDNESS

    18.1 Franchise Owner agrees to promptly pay when due all taxes, accounts and other indebtedness of every kind levied or assessed against, or incurred by, Franchise Owner. Franchise Owner agrees to pay to Franchisor an amount equal to any sales, gross receipts or similar tax (other than income tax) imposed on Franchisor with respect to any payments to Franchisor required under this Agreement, unless the tax is credited against income tax otherwise payable by Franchisor.

    18.2 In the event of any bona fide dispute as to Franchise Owner's liability for taxes, accounts, or other indebtedness, Franchise Owner may contest the validity or the amount of the tax, account or indebtedness in accordance with procedures of the taxing authority or applicable law; however, in no event shall Franchise Owner permit a tax sale or seizure by levy of execution or similar writ or warrant, or attachment by a creditor, to occur against the Franchised Business, any office, any improvements to any office, or any other asset of Franchise Owner.

    18.3 Franchise Owner shall notify Franchisor in writing within five (5) days of the commencement of any action, suit or proceeding, and of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality, which may adversely affect the operation or financial condition of the Franchised Business.

19. INDEPENDENT CONTRACTOR; AUTHORITY

    It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them; that Franchise Owner shall be an independent contractor and shall hold itself out to the public as an independent contractor including in such manner as Franchisor may reasonably specify; and that nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose whatsoever.

    It is understood and agreed that nothing in this Agreement authorizes Franchise Owner to make any contract, agreement, warranty or representation on Franchisor's behalf, or to incur any debt or other obligation in Franchisor's name, and that Franchisor shall in no event assume liability for, or be deemed liable under this Agreement as a result of, any such action or by reason of any act or omission of Franchise Owner in its conduct of the Franchised Business, or any claim or judgment arising therefrom against Franchisor.

20. INDEMNIFICATION

    20.1 Franchise Owner assumes sole responsibility for losses arising out of the operation of the Franchised Business, and the acts or omissions of Franchise Owner and its agents, servants and contractors. Franchise Owner shall indemnify, defend and hold Franchisor and its shareholders, partners, directors, officers, employees and agents harmless against and to reimburse them for all losses arising out of or in any way connected with the operation of the Franchised Business or the acts or omissions of Franchise Owner or its agents, servants or contractors. These indemnities shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement. "Losses", as used in this Section 20.1, shall include all liabilities, penalties, costs, losses, damages, expenses, causes of action, claims or judgments, including reasonable attorneys' fees and costs.

    20.2 Under no circumstances shall any person entitled to indemnity under this Agreement be required or obligated to seek recovery from third parties or otherwise mitigate their losses in order to maintain a claim against the indemnifying party, nor shall a failure to seek such recovery or mitigate losses in any way reduce the amounts recoverable from the indemnifying party.

21. APPROVALS AND WAIVERS

    Whenever this Agreement requires the prior approval or consent of Franchisor, Franchise Owner shall make a timely written request to Franchisor, and such approval or consent shall be obtained in writing signed by the President or any Vice President of Franchisor. No other communication from any officer, employee or agent of Franchisor, whether oral or in writing, shall constitute a valid approval or consent of Franchisor pursuant to this Section 21.

    Franchisor makes no warranties or guarantees upon which Franchise Owner may rely, and assumes no liability or obligation to Franchise Owner, by providing any waiver, approval, consent or suggestion to Franchise Owner in connection with this Agreement, or by reason of any neglect, delay, or denial of any request therefor.

    No delay, waiver, omission or forbearance on the part of Franchisor to exercise any right, option, duty or power arising out of any breach or default by Franchise Owner under any of the terms, provisions, covenants or conditions hereof, shall constitute a waiver by Franchisor to enforce any such right, option, duty or power as against Franchise Owner, or as to any subsequent breach or default by Franchise Owner.

22. NOTICES

    Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered or mailed by certified mail, return receipt requested, postage prepaid, to the respective parties at the following addresses unless and until a different address has been designated by written notice duly given in accordance with this section to the other party:

Notices to Franchisor:                  General Counsel
                                        Option Care, Inc.
                                        100 Corporate North, Suite 212
                                        Bannockburn, IL 60015



Notices to Franchise Owner:             Manager
                                        J. Harris Morgan, Jr.
                                        159 East Broad Street, Box 394
                                        Camilla, GA 31730

Notices Post-Termination to             ________________________________________
   Franchise Owner:                     ________________________________________

                                        ________________________________________


Any notice by certified mail shall be deemed to have been given at the earlier of (i) three (3) days after the date and time of mailing, or (ii) the date and time of actual receipt.


23. ENTIRE AGREEMENT

    This Agreement and the Exhibits attached hereto constitute the entire, full and complete Agreement between Franchisor and Franchise Owner concerning the subject matter hereof, and supersede all prior agreements, no other representations having induced Franchise Owner to execute this Agreement. No representations, inducements, promises or agreements, oral or otherwise, not embodied herein or attached hereto (unless of subsequent date) were made by either party, and none shall be of any force or effect with reference to this Agreement or otherwise, except for purposes of Section 14.1.13. Franchisor is nonetheless permitted, in its sole discretion, to reduce the scope of any covenant or portion thereof set forth in Section 16, without Franchise Owner's consent, effective immediately upon receipt by Franchise Owner of written notice, and Franchise Owner agrees that it shall comply with the modified covenant which shall be fully enforceable. Except for those permitted to be made by Franchisor hereunder, no amendment, change, or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

24. SEVERABILITY AND CONSTRUCTION

    Except as expressly provided to the contrary in this Agreement, nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies under or by reason of this Agreement upon any person or legal entity other than Franchise Owner, Franchisor, Franchisor's officers, directors and employees, and such of Franchise Owner's and Franchisor's respective successors and assigns as may be contemplated and permitted by Section 13 hereof.

    Franchise Owner agrees that each promise or covenant of this Agreement that may result from striking any portion or portions which a court may hold to be unreasonable and unenforceable in a final decision to which Franchisor is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order, is separately enforceable to the maximum extent permitted by law.

    All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

    All references herein to the masculine, neuter, singular or plural shall be construed to include the masculine, feminine, neuter, singular or plural, where applicable; and all acknowledgments, promises, covenants, agreements and obligations herein made or undertaken by Franchise Owner shall be deemed jointly and severally undertaken by all those executing this Agreement on behalf of Franchise Owner.

    This Agreement may be executed in several counterparts and each copy so executed shall be deemed one and the same document.

25. APPLICABLE LAW

    This Agreement takes effect upon its acceptance and execution by Franchisor in Illinois, and shall be interpreted and construed under the laws of Illinois, which laws shall prevail in the event of any conflict of law; provided, however, that if any of the provisions of this Agreement would not be enforceable under the laws of Illinois, then such provisions shall be interpreted and construed under the laws of the state in which the Franchised Business is located.

    The parties agree that any action brought by either party against the other in any court, whether federal or state, shall be brought within the State of Illinois in the Cook County judicial district and do hereby waive all questions of personal jurisdiction or venue for the purpose of carrying out this provision.

         No right or remedy conferred upon or reserved to Franchisor or Franchise Owner by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or permitted by law or equity, but each shall be cumulative of every other right or remedy.

         Nothing herein contained shall bar Franchisor's right to obtain injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

26. ACKNOWLEDGMENTS

         Franchise Owner acknowledges that it has conducted an independent investigation of the Franchised Business, and recognizes that the business venture contemplated by this Agreement involves business risks and that the success of the Franchised Business will be largely dependent upon the ability of Franchise Owner as an independent businessperson. Franchisor expressly disclaims the making of, and Franchise Owner acknowledges that it has not received, any warranty or guarantee, express or implied, as to the potential volume, profits or success of the business venture contemplated by this Agreement.

         Franchise Owner acknowledges that it has received, read and understood this Agreement, including all related exhibits and agreements, and that Franchisor has accorded Franchise Owner ample time and opportunity to consult with advisors of its own choosing about the potential benefits and risks of entering into this Agreement.

         Franchise Owner acknowledges that this Agreement shall not become effective until signed by Franchisor's President or any Vice President of Franchisor.

     IN WITNESS WHEREOF, each party hereto has signed and delivered or has caused its duly authorized representative to sign and deliver this Agreement on the date first above written.


                                             FRANCHISOR:
OWNERS                                       OPTION CARE, INC.,
(as to Section 16 only)                      a California corporation


  /s/  Harris Morgan, Jr.                    Date:   12-20-96
-------------------------------                   ----------------------------

J. Harris Morgan, Jr.                        By:     /s/  Cathy Bellhumeur
-------------------------------                 ------------------------------
 Print Name
                                             Name:   Cathy Bellehumeur
_______________________________                   ----------------------------

                                             Title:  Secretary
_______________________________                    ---------------------------
                                             FRANCHISE OWNER:
                                             OPTION CARE CAMILLA, INC.,
                                             a Georgia corporation
_______________________________
Print Name
                                             Date:   12/31/96
                                                  ----------------------------

                                             By:     /s/  Harris Morgan
                                                ------------------------------

                                             Name:   Harris Morgan
                                                  ----------------------------

                                             Title:  President
                                                   ---------------------------

                                   GUARANTEE


    As an inducement to Option Care, Inc. ("Franchisor") to execute the Franchise Agreement dated ______12-31_______________, 1996 including any amendments thereto whenever made (the "Agreement"), the undersigned, jointly and severally, hereby agree to be individually bound by all the terms and conditions of the Agreement, copies of which the undersigned acknowledge reading. The undersigned, jointly and severally, also hereby unconditionally guarantee to Franchisor and its successors and assigns that all of Franchise Owner's obligations under the Agreement will be punctually paid and performed.

    Upon default by Franchise Owner or notice from Franchisor, the undersigned will immediately make each payment and perform each obligation required of Franchise Owner under this Agreement. Without affecting the obligations of the undersigned under this Guarantee, Franchisor may without notice to the undersigned extend, modify, or release any indebtedness or obligation of Franchise Owner, or settle, adjust or compromise any claims against Franchise Owner. The undersigned waive notice of demand for payment or performance by Franchise Owner.

    Upon the death of an individual guarantor, the estate of such guarantor will be bound by this Guarantee but only for defaults and obligations hereunder existing at the time of transfer of the interest of the individual guarantor as required by the Agreement and the obligations of the other guarantors will continue in full force and effect.

    IN WITNESS WHEREOF, each of the undersigned has signed this Guarantee as of the date of the above Agreement.


                                        GUARANTOR(S)


                                        /S/  HARRIS MORGAN
                                        ----------------------------------
                                        J. Harris Morgan, Jr.

                                        __________________________________

                                        __________________________________

                                  ADDENDUM TO
                               OPTION CARE, INC.
                              FRANCHISE AGREEMENT


    This Addendum ("Addendum") is made and entered into this 31st day of December, 1996, by and between Option Care, Inc., a California corporation ("Franchisor"), and Option Care Camilla, Inc., a Georgia corporation ("Franchise Owner").

                                   RECITALS

    A. Of even date herewith, Franchisor and Franchise Owner entered into a Franchise Agreement for the operation of an Option Care franchised business (the "Franchised Business").

    B. Franchisor and Franchise Owner desire to amend the Franchise Agreement as set forth herein.

    NOW, THEREFORE, Franchisor and Franchise Owner, in consideration of the undertakings and commitments of each party to the other party set forth herein, agree as follows:

1.  DISCOUNT ON ROYALTIES

    Until the termination of this Addendum, Sections 5.2 and 5.3 of the Franchise Agreement shall be deleted in their entirety and replaced by the following provisions:

    "5.2.   Commencing upon execution of the Franchise Agreement, and for so long thereafter as Franchise Owner realizes Gross Receipts (as defined in Section 5.7), Franchise Owner agrees to pay to Franchisor a continuing monthly royalty fee (the "Continuing Monthly Royalty Fee") as follows:

          5.2.1 The Continuing Monthly Royalty Fee shall be in an amount equal to nine percent (9%) of Gross Receipts during each calendar year; provided,
                                                                  --------
however, that but the Continuing Monthly Royalty Fee together with the National
-------
Fund Payment under Section 5.4 shall, in the aggregate, not exceed One Hundred Thousand Dollars ($100,000) in any given year."

    "5.3.   There shall be no minimum annual royalty fee owed by Franchise Owner to Franchisor during the term of this Addendum."

2.  TERMINATION OF THE FRANCHISE AGREEMENT BY THE FRANCHISE OWNER

    The following Section 14.4 shall be added to the Franchise Agreement:

    "14.4  Termination by Franchise Owner.
           ------------------------------

           14.4.1 Franchise Owner may not terminate this Agreement within the first five (5) years of the Franchise Agreement.

           14.4.2 Following the first five (5) years of the Franchise Agreement, the Franchise Owner may buy out the Franchise Agreement for a sum equal to the dollar amount of Franchise Owner's last full calendar year's Continuing Monthly Royalty Fee, determined in accordance with Section 5.2 of the Franchise Agreement multiplied by the number of years left on the term of the Franchise Agreement, which sum shall be adjusted for net present value."

3.  TERM AND TERMINATION OF THIS ADDENDUM

    This Addendum shall become effective on the Effective Date of the Franchise Agreement and shall continue, unless terminated earlier, until the expiration date of the Franchise Agreement. This Addendum shall earlier terminate upon the occurrence of any of the following:

    3.1. The termination of the Franchise Agreement.

    3.2. Any transfer described in Section 13 of the Franchise Agreement which, alone or together with other previous, simultaneous or proposed transfers, would have the effect of transferring a controlling interest in Franchise Owner, the Franchise Agreement, the Franchised Business or all or a substantial portion of the assets of the Franchise Owner or the Franchised Business.

    Upon termination or expiration of this Addendum, Sections 5.2 and 5.3 of the Franchise Agreement, as originally stated in the Franchise Agreement, shall become applicable for so long as the Franchise Agreement remains in full force and effect.

4.  USE OF OPTION CARE NAME

    Notwithstanding the provisions of the Franchise Agreement to the contrary, the Franchise Owner may utilize "Option Care Camilla, Inc." as its corporate name.

5.  REMAINDER OF FRANCHISE AGREEMENT

    Except as expressly provided for herein, all of the terms and conditions of the Franchise Agreement shall remain in full force and effect.

6.  COUNTERPARTS

    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, each party hereto has caused its duly authorized representative to duly execute and deliver this Addendum on the date first above written.

FRANCHISE OWNER:                        FRANCHISOR:
OPTION CARE CAMILLA, INC.               OPTION CARE, INC.

By:     /s/  Harris Morgan              By:    /s/ Cathy Bellehumeur
   ----------------------------------      -------------------------------
Name:   Harris Morgan                   Name:  CATHY BELLEHUMEUR
     --------------------------------        -----------------------------
Title:   President                      Title:   Vice President
      -------------------------------         ----------------------------
Date:          12/31/96                 Date:     12/20/96
     --------------------------------        -----------------------------


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